Exhibit 99.1

RailAmerica Announces Approval by the Australian Competition and Consumer
Commission for Sale of Freight Australia to Pacific National

     Boca Raton, FL – July 1, 2004 – RailAmerica today announced that the Australian Competition and Consumer Commission (ACCC) has approved the sale of the Company’s Freight Australia operation to Pacific National, the Australian-based rail freight logistics company.

     “We are pleased that the ACCC has approved Pacific National’s purchase of Freight Australia,” said RailAmerica Chairman Gus Pagonis. “We believe that Pacific National has all the credentials to further develop freight services in Victoria. They are a buyer with very sound industry experience and financial backing.”

     As stated in the Company’s March 29, 2004 announcement of the executed share sale agreement for Freight Australia for AUD $285 million (currently US $200 million), the transaction is subject to approval by the ACCC and the State of Victoria. One of the two approvals required has now been received. The Company continues to pursue approval from the State of Victoria. The Company originally expected the transaction to be completed in the second quarter of 2004; however, the timing of ACCC consent, as well as the pending approval process by the State of Victoria, will delay the closing into the third quarter.

     Mr. Pagonis said, “This important approval represents a milestone in the completion of this transaction. Our team is now concentrating on securing the State of Victoria approval and concluding this sale.”

     RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 47 railroads operating approximately 12,000 miles in the United States, Canada, and Australia. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell Freight Australia and non-operating/non-strategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.